Exhibit 99.1
Aircastle to Present at FBR Capital Markets 2010 Fall Investor
Conference on November 30, 2010
Stamford, CT. November 23, 2010 — Aircastle Limited (NYSE: AYR) today announced that its Chief Executive Officer Ron Wainshal and Chief Financial Officer Michael Inglese are scheduled to present at the FBR Capital Markets 2010 Fall Investor Conference on Tuesday, November 30, 2010 at 3:50 P.M. Eastern Time at the Grand Hyatt New York Hotel in New York City.
A live webcast of the presentation and slides will be available to the public on the Investors section of Aircastle’s website at www.aircastle.com. Please allow extra time prior to the presentation to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the presentation will also be available on the company’s website for one year.
About Aircastle Limited
Aircastle Limited is a global company that acquires, leases and sells high-utility commercial jet aircraft to airlines throughout the world. As of September 30, 2010 Aircastle’s aircraft portfolio consisted of 132 aircraft and had 63 lessees located in 36 countries.
For more information regarding Aircastle and to be added to our email distribution list, please visit www.aircastle.com.